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                                                                   EXHIBIT 11.01

                        STATEMENT RE: EARNINGS PER SHARE

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                                             FOR THE SIX       FOR THE THREE
                                             MONTHS ENDED       MONTHS ENDED
                                          SEPTEMBER 30, 1997 SEPTEMBER 30, 1997
                                          ------------------ ------------------
Net income (loss)........................     $ (186,263)        $  179,036
                                              ----------         ----------
Net income (loss) per share amount.......     $    (0.01)        $     0.01
                                              ----------         ----------
Calculation of weighted average shares
 outstanding:
Weighted average common stock
 outstanding.............................          1,000              1,000
Adjustments:
  Effects of common stock dividend to
   shareholders..........................      7,999,000          7,999,000
  Issuance of stock from the initial
   public offering.......................     10,000,000         10,000,000
  Redemption of shares from related
   party.................................     (4,000,000)        (4,000,000)
  Conversion to common shares from
   indebtedness to related party.........        139,095            139,095
  Shares subject to warrants granted at
   the initial public offering...........        919,041            919,041
                                              ----------         ----------
Weighted average common stock
 outstanding, as adjusted................     15,058,136         15,058,136
                                              ==========         ==========
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